                                  CREDIT AGREEMENT

                                   BY AND BETWEEN

                        THE HUNTINGTON NATIONAL BANK OF INDIANA

                                          AND

                                 BEST LOCK CORPORATION


                                   FEBRUARY 15, 1995



                   (AMENDED AND RESTATED AS OF DECEMBER 31, 1995)

                                  CREDIT AGREEMENT

     THIS CREDIT AGREEMENT, made and entered into to be effective as of the 15th day of February, 1995, and amended and restated as of December 31, 1995, by and between BEST LOCK CORPORATION, a Delaware corporation having its principal office at 6151 East 75th Street, Indianapolis, Indiana 46250, and THE HUNTINGTON NATIONAL BANK OF INDIANA, a national banking association having its principal banking office at 201 North Illinois Street, Suite 1800, Indianapolis, Indiana 46204.

                                    WITNESSES THAT:

     WHEREAS, Borrower has applied to Lender for a revolving line of credit and letters of credit; and

     WHEREAS, Lender has agreed to establish such line of credit and issue such letters of credit on the condition, among others, that this Agreement be executed.

     NOW, THEREFORE, in consideration of these premises and the agreements and undertakings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower and Lender agree as follows:

                                 DEFINITIONS AND TERMS

     All accounting calculations and reports shall be prepared and all accounting terms shall be defined in accordance with generally accepted accounting principles for financial accounting purposes unless otherwise hereinafter specified. The following terms shall have the meaning indicated when capitalized and used herein:

     "AFFILIATE" means any Person who is a director, shareholder, officer, partner or employee of Borrower or the spouse, child, nominee or agent thereof or who, directly or indirectly, is in control of, is controlled by, or is under common control with, Borrower. For purposes of this definition, a Person shall be deemed to be "controlled by" Borrower if Borrower or a director, officer, shareholder, partner or employee of Borrower or the spouse, child, nominee or agent thereof possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) directs or causes the direction of the management and policies of such Person whether by contract or otherwise, and the legal representative, successor or assign of any such Person.

     "AGREEMENT" means this Credit Agreement as from time to time amended or modified.

     "AVAILABLE AMOUNT" means, at any particular time, the positive difference, if any, between the Credit Line Maximum Amount at such time minus the outstanding principal amount of the Line of Credit at such time.

     "BEST UNIVERSAL" means Best Universal Lock Co., a Delaware corporation.

     "BORROWER" means Best Lock Corporation, a Delaware corporation.

     "CREDIT LINE MAXIMUM AMOUNT" means, at any particular time, the positive difference, if any, between Twenty-Five Million and no/100 Dollars ($25,000,000.00) (the "Facility Maximum Amount"), minus the aggregate amounts of all Letters of Credit outstanding at such time.

     "DEFAULT" means an event or condition which with the giving of notice or lapse of time or both would become an Event of Default.

     "FAMILY AGREEMENT" means the fully executed definitive agreement and related documents which incorporate the terms and conditions of the Letter of Intent.
     "EVENT OF DEFAULT" means the occurrence of any event or condition under
Section 8.1 and the failure to cure/eliminate such event or condition within the time, if any, provided therefor herein.

     "FEB" means Frank E. Best, Inc., a Delaware corporation.

     "GUARANTOR" and "GUARANTORS" means individually and collectively Best Universal and FEB.

     "GUARANTY" and "GUARANTIES" means individually and collectively that certain Continuing Guaranty executed or to be executed by each Guarantor in connection with this Agreement as such guaranties may be modified or amended from time to time and/or any guaranty or guaranties which replace or restate such continuing guaranty or guaranties.

     "HAZARDOUS MATERIALS" means asbestos, ureaformaldehyde foamed in place insulation, polychlorinated biphenyls, and all other materials (i) containing any "Hazardous Substance" as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC 9601 et seq. and the regulations promulgated thereunder (as amended from time to time) and/or (ii) termed hazardous wastes or hazardous substances as defined in the Solid Waste Disposal Act of 1985, as from time to time amended).

     "INDEBTEDNESS" means all obligations and liabilities of Borrower to pay money to any Person (including without limitation all debts, claims and indebtedness) whether primary, secondary, direct, contingent, fixed or payable, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether secured or unsecured, whether under written or oral agreement, operation of law, or otherwise. Indebtedness includes, without limiting the generality of the foregoing: (a) obligations or liabilities of any Person that are secured by any lien, claim, encumbrance, or security interest upon property owned by Borrower even though Borrower has not assumed or become liable for the payment therefore; and (b) obligations or liabilities created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to property used and/or acquired by Borrower, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property.

     "LENDER" means The Huntington National Bank of Indiana or its successors and assigns.

     "LETTER OF INTENT" means that certain Letter of Intent, dated November 29, 1994, executed by and among Borrowers, Walter E. Best, Dona J. Best. Robert W. Best, Denise Best, Richard E. Best, Amber Best, Marshall W. Best, Tracey Best, Russell C. Best and Gregg A. Dykstra, a copy of which has heretofore been delivered to Lender.

     "LETTERS OF CREDIT" means one or more commercial or standby letters of credit issued by Lender for the account of Borrower pursuant to the terms of
Section 2.7 of this Agreement.

     "LINE OF CREDIT" means the advance or advances to be made from time to time by Lender to Borrower pursuant to the terms of Article III of this Agreement.

     "LINE OF CREDIT NOTE" means that certain Promissory Note of Borrower dated February 15, 1995, as amended and restated of even date herewith, executed by Borrower and payable to the order of Lender in the principal amount of Twenty-Five Million and no/100 Dollars ($25,000,000.00), as such promissory note may be amended from time to time and/or any promissory note which is a direct or remote renewal, extension, amendment or replacement of such promissory note.

     "OBLIGORS" means individually and collectively Borrower and Guarantors.

     "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

     "PRIOR CREDIT AGREEMENT" means that certain Credit Agreement between Borrower and Lender, executed to be effective as of February 15, 1995 (which is amended and restated hereby).

     "SECURITY AGREEMENT" means the Security Agreement to be executed and delivered by Borrower in favor of Lender concurrently with the execution of this Agreement, in form and substance acceptable to Lender, as the same may be amended and/or restated from time to time.

     "TANGIBLE NET WORTH" means the sum of shareholder's equity, plus retained earnings, MINUS the following:

               (i) franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, good will, research, development, experimental and organizational expense and all other assets which would be classified as intangible assets under generally accepted accounting principles, including without implied limitation Borrower's covenant-not-to-compete from Walter E. Best and Borrower's (and Walter E. Best Company, Inc.'s) covenants-not-to-compete from Robert W. Best, Richard E. Best and Marshall W. Best;

               (ii)     all investments in other entities; and
          loans/advances to officers, directors, shareholders, subsidiaries, affiliates or related parties.

     "WORKING CAPITAL" means working capital as defined by generally accepted accounting principles, except that the first advancement under the Line of Credit (as described in Section 3.1) to the extent it does not exceed Twelve Million and no/100 Dollars ($12,000,000.00), shall be treated as long-term debt.

     The Line of Credit Note and the Letters of Credit, and the terms and conditions thereof, are hereby incorporated by reference and made a part of this Agreement.

                                      ARTICLE II
                         LINE OF CREDIT AND LETTERS OF CREDIT

     SECTION 2.1. LINE OF CREDIT. Lender shall, subject to the terms and conditions of this Agreement, establish for the benefit of Borrower a revolving Line of Credit in the maximum principal amount outstanding at any time equal to the Credit Line Maximum Amount. The Line of Credit shall be advanced as provided in Article III of this Agreement and shall have a maturity of May 5, 1998. The Maturity Date may be extended, at the sole option of Lender, for one
(1) or more consecutive one (1)-year extension terms. Each such one (1)-year extension shall require the prior request of Borrower and, if approved by Lender, shall be on such terms and conditions as Borrower and Lender shall mutually approve. If such an extension request is made by Borrower prior to the June 1 immediately preceding, as applicable, the Maturity Date or the Maturity Date as previously extended, then, if Lender approves such request, Lender and Borrower shall use their respective best efforts to consummate such extension no later than the June 30 following such June 1. The Line of Credit shall bear interest, be evidenced by and be payable as specified in the Line of Credit Note.

     SECTION 2.2. TERM LOANS - CANCELLATION. Under the Prior Credit Agreement Borrower had options (i) to convert any principal amounts outstanding under the Line of Credit into amortizing Term Loans and (ii) to borrow amounts as amortizing Term Loans. Borrower has not exercised any such option. All such options are hereby cancelled, null, void and of no further force or effect.

     SECTION 2.3. PURPOSES. The Line of Credit shall be used by Borrower for financing usual and customary working capital needs, purchase of manufacturing machinery, purchase and/or construction of manufacturing facilities, product development and permitted acquisitions. In addition, the proceeds of the Line of Credit may be used by Borrower to finance the purchase of certain capital stock and certain expenses as set forth in the Family Agreement.

     SECTION 2.4. REQUIRED PAYMENT TERMS. The unpaid principal balance of the Line of Credit shall be repaid from time to time so that at all times the unpaid principal balance of the Line of Credit is not greater than the Credit Line Maximum Amount. Interest accrued on the Line of Credit shall be payable at the times specified in the Line of Credit Note.

     In the event that Borrower fails to make any such required payment when due (or within the applicable cure period), then Lender shall have the right, among other things, to set-off the required amount from any funds of Borrower on deposit with Lender.

     SECTION 2.5. PREPAYMENT. Borrower may prepay, in part or in full, without fee, premium or penalty, any principal of the Line of Credit which is accruing interest at (or at an increment above) the Prime Interest Rate (as such term is defined in the Line of Credit Note) at the time of such prepayment.

     Borrower may prepay, in part or in full, any principal of the Line of Credit which, at the time of such prepayment, is accruing interest at a rate other than at (or at an increment above) the Prime Interest Rate, provided that Borrower gives to Lender at least fourteen (14) days' prior notice of Borrower's intent to prepay such principal and provided that Borrower pays, at the time of the prepayment, a prepayment fee as set forth in, as applicable, the Line of Credit Note.

     Borrower shall have the right to have any prepayments of the Line of Credit readvanced pursuant to the terms of this Agreement provided that the unpaid principal balance of the Line of

Credit Note shall never exceed the Credit Line Maximum Amount and that the amount of each such readvancement shall not exceed the then-applicable Available Amount.

     SECTION 2.6. UNUSED FEE. Quarterly, commencing on May 15, 1995, Borrower shall pay to Lender (with respect to each quarter-period ending on May 15, August 15, November 15 and February 15), a fee equal to the product of (A) 20 basis points and (B) the amount equal to: the average daily Facility Maximum Amount during the particular quarter-period; minus the sum of (i) the average daily outstanding principal balance of the Line of Credit during such quarter and (ii) the average daily outstanding amount of the Letters of Credit issued at any time during such quarter.

     SECTION 2.7. LETTERS OF CREDIT. Lender shall, upon request of Borrower, issue one or more commercial (i.e., sight-draft and time-draft) or standby Letters of Credit for the account of Borrower, each having a term ending not later than the maturity of the Line of Credit; provided, however, the term of any commercial Letter of Credit shall be less than or equal to 180 days. The Letters of Credit shall be issued pursuant to Lender's standard letter-of-credit terms and conditions and subject to Lender's standard application/agreement forms. The aggregate amount of the Letters of Credit outstanding at any time shall not exceed Five Million and no/100 Dollars ($5,000,000.00). In addition, the amount of each Letter of Credit shall not exceed the Available Amount immediately prior to the issuance of such Letter of Credit. The rates charged by Lender to Borrower (I) for the issuance of each standby Letter of Credit shall be 1.0% per annum for a term of one year or less and 1.25% per annum for a term exceeding one year and (II) for the issuance of each commercial Letter of Credit shall be .25% per annum plus an issuance fee, an amendment fee

(if applicable) and reimbursement of telecommunications costs and of any other expenses incurred by Lender in connection with the issuance of such commercial Letter of Credit.


                                          II
                 ADVANCEMENTS AND REPAYMENTS OF THE LINE OF CREDIT

     SECTION 3.1. DEPOSIT IN BORROWER'S ACCOUNT. Advancements of the Line of Credit shall be made from time to time by deposit to an account or accounts of Borrower with Lender upon receipt by Lender of a current written request in form and substance as Lender may reasonably require, provided that no Default or Event of Default has occurred and is then continuing. Each request for an advancement under the Line of Credit shall be in an amount equal to or greater than Ten Thousand and no/100 Dollars ($10,000.00); provided, however, no advancement under the Line of Credit shall exceed the then-applicable Available Amount and, provided further, the first advancement under the Line of Credit shall be in the amount necessary to permit consummation of the acquisitions/expense payments and other transactions contemplated by the Family Agreement. In the event that Lender makes an advance based upon a telephonic request, then Borrower upon request shall deliver a confirming written receipt to Lender. No advancement shall be made within the seven (7)-day period prior to maturity of the Line of Credit.

     SECTION 3.2. STATEMENT OF ACCOUNT. Each statement of account, if any, delivered by Lender to Borrower shall be presumed correct and accurate and shall constitute an account stated between Lender and Borrower unless, within thirty
(30) days after receipt of such statement, Borrower shall deliver to Lender notice specifying the error or errors, if any, contained in such statements.

     SECTION 3.3. POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes and appoints Lender as Borrower's true and lawful attorney with irrevocable power, upon the occurrence of an Event of Default hereunder and the election by Lender to accelerate pursuant to Section 8.2, to withdraw any monies of Borrower on deposit with Lender in any account for application to the liabilities of Borrower to Lender. Borrower releases Lender from any liability or responsibility to Borrower for acting in accordance with this authorization provided, however, that Borrower does not release Lender from liability or responsibility for Lender's intentional misconduct. The authorization and appointment of Lender shall be considered a power coupled with an interest.

                                      ARTICLE II
                                GUARANTIES/COLLATERAL

     Payment when due of the indebtedness and obligations of Borrower to Lender under this Agreement, the Line of Credit, the Letters of Credit and under any other agreement, instrument or document executed in connection with this Agreement shall be unconditionally guaranteed by each Guarantor pursuant to the Guaranties executed or to be executed by each Guarantor to Lender.

     All indebtedness and obligations of Borrower to Lender, whether hereunder, under the Line of Credit Note, under any Letter(s) of Credit or under any agreement, application or other document executed in connection herewith, shall be secured pursuant to the Security Agreement.

                                       ARTICLE V
                            GENERAL CONDITIONS PRECEDENT

     Each of the following shall be a condition precedent to the disbursement of the first advancement under the Line of Credit and the effectiveness (vis a vis Lender) of this Agreement and the conditions set forth at items (j), (k) and (l) shall be conditions to each subsequent advancement of the Line of Credit, and to each issuance of a Letter of Credit; provided, however, any condition not satisfied at the time of any advancement under the Line of Credit or any issuance of a Letter of Credit shall not, absent agreement of Lender to the contrary, be deemed waived but shall be satisfied as Lender may later require:

          (a) LOAN DOCUMENTS. Borrower shall execute and deliver to Lender the Line of Credit Note and the Security Agreement (and related financing statement). The Guaranties shall be executed and delivered to Lender. In addition, each Guarantor shall execute and deliver to Lender a Guarantor's Consent and Confirmation in form and substance acceptable to Lender (hereinafter referred to individually as a "Guarantor's Consent" and collectively as the "Guarantor's Consents").

          (b) BOARD RESOLUTIONS. Borrower, Best Universal and FEB shall furnish to Lender a certified copy of the resolutions of their Board of Directors approving and authorizing their credit arrangements with Lender hereunder and the execution and delivery of this Agreement, the Guaranties, the Guarantor's Consents and all instruments, agreement and documents in connection herewith.

          (c) CERTIFICATE OF EXISTENCE. Each of Borrower, Best Universal and FEB shall furnish Lender a copy of a current certificate of existence issued by the Secretary of State of its State of Incorporation.

          (d) ARTICLES AND BY-LAWS. Each of Borrower, Best Universal and FEB shall furnish Lender copies of its Articles of Incorporation and By-Laws, certified by one of its authorized officers.

          (e) OPINION OF COUNSEL. Lender shall be furnished an opinion of the Obligors' counsel, which is acceptable to Lender and Lender's counsel, to the effect that:

          (i) Each of Borrower, Best Universal and FEB are incorporated and validly existing under the laws of the state of its incorporation, is duly qualified and in good standing as a foreign corporation under the laws of the State of Indiana and has the power to carry on its businesses as now conducted in the State of Indiana;

          (ii) the execution by each Obligor of all documentation required of such Obligor hereunder or in connection herewith has been duly authorized by all action necessary with respect to such Obligor and such documentation constitutes legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium, liquidation, fraudulent transfer, reorganization laws or other similar laws affecting the rights or remedies of creditors generally, which limitations should not prevent the practical realization of the benefits intended to be conferred by such documents;

          (iii) no obligation of any Obligor under or with respect to this Agreement or any related note, guaranty or other document violates any usury law or other limitation on loan charges;

          (iv) to the best of counsel's knowledge after having made due inquiry, there is no litigation pending or threatened against or otherwise affecting any Obligor or any of its properties or assets which, if adversely determined, would have a material adverse effect on the financial condition or business operations of such Obligor; and

          (v) neither any agreement of any Obligor nor compliance with the terms thereof will result in a breach of, or constitute a default under, any of the terms, conditions or provisions of, such Obligor's governing documents, any law, regulation or ordinance applicable to such Obligor or, to the best of counsel's knowledge after having made due inquiry, any agreement to which such Obligor is a party or by which such Obligor is bound or any order, writ, injunction or decree of any court or governmental agency or instrumentality having jurisdiction.

          (f) CERTIFICATE OF INCUMBENCY. Each of Borrower, Best Universal and FEB shall furnish to Lender a current certificate of incumbency for its officers.

          (g) ROPERTY INSURANCE COVERAGE. Each Obligor shall provide Lender with evidence of all-risk insurance (e.g., fire, flood and casualty) covering such Obligor's real and personal property, with insurance companies acceptable to Lender, and with limits and deductibles in such reasonable amounts as a prudent owner and operator of such property would maintain.

          (h) LIABILITY INSURANCE COVERAGE. Each Obligor shall provide Lender with evidence of public liability insurance with insurance companies and in an amounts acceptable to Lender and with limits and deductibles in such reasonable amounts as would be maintained by a prudent owner and operator of a business similar to Borrower's business.

          (i) FAMILY AGREEMENT. Borrower shall furnish to Lender a copy of the fully executed Family Agreement. The Family Agreement shall incorporate the terms and conditions of the Letter of Intent on a basis satisfactory to Lender and shall otherwise be satisfactory to Lender.

          (j) CERTIFICATION. Borrower shall furnish to Lender a certification that the warranties and representations in this Agreement are true and correct, that there has been full compliance with the covenants of this Agreement, that there has been no material deterioration of any Obligor's financial condition since the date of the last quarterly/annual

     (as applicable) financial reports [provided to Lender pursuant to the provisions of subparagraph 7.1(d) (i) or (ii), as applicable, hereof] and that Borrower has the financial capacity and is otherwise able to repay all amounts owing or to be owed by Borrower hereunder in accordance with the terms hereof.

          (k) LETTER OF CREDIT APPLICATIONS/AGREEMENTS. As applicable, with respect to each issuance of a Letter of Credit, Borrower shall execute and deliver to Lender an appropriate Letter of Credit application/agreement form.

          (l) OTHER DOCUMENTATION. Obligors shall execute or deliver, or cause to be executed or delivered, to Lender such other agreements, documents or instruments as may be required by Lender in connection herewith.

          (m) FIRST DRAW/CONSUMMATION OF FAMILY AGREEMENT. The first advancement under the Line of Credit (as referenced in Section 3.1) shall be made not later than February 22, 1995 and the transactions contemplated by the Family Agreement shall be consummated not later than February 22, 1995 in accordance with the terms and conditions of the Family Agreement.

     The foregoing conditions are not in lieu of other conditions in this Agreement, and the waiver of any of the foregoing conditions by Lender at any time shall not relieve any Obligor from the need of later satisfying the conditions. In addition to all of the other terms and conditions to be performed by any Obligor under this Agreement, Obligors shall deliver to Lender such other documents as may from time to time be reasonably required by Lender to carry out the terms and provisions of this Agreement.

                                         IIII
                            REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants to Lender that:

          (a) VALIDITY AND EXISTENCE. Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware, is duly qualified and in good standing as a foreign corporation under the laws of the State of Indiana, has full power under its Articles of Incorporation and By-Laws and any amendments thereto, and under all applicable provisions of law, to enter into the credit arrangements contemplated hereby and to consummate all transactions connected herewith and is duly qualified and in good standing as a foreign corporation authorized to do business in each state where, because of the nature of its activities or properties, such qualification is required (except where the failure to so qualify would not have a material adverse effect on the financial condition or business operations of Borrower);

          (b) EXECUTION OF DOCUMENTS. The execution of this Agreement and all other agreements, instruments and documents executed by Borrower in connection herewith, and the consummation of all transactions connected herewith, have been duly authorized by all necessary action on the part of Borrower;

          (c) NO LITIGATION. There is no litigation or proceeding pending or, to the knowledge of Borrower, threatened against or otherwise affecting Borrower or any of the properties or assets of Borrower, before any court or before or by any governmental agency which if adversely determined would have a material adverse effect on the financial condition or business operations of Borrower and its subsidiary (i.e., Best Universal Locks Limited), taken as a whole;


          (d) TAX RETURNS. All required federal, state and other tax returns have been filed by or on behalf of Borrower and the taxes in connection therewith paid to date, except for taxes, if any, which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided;

          (e) ACCURACY OF DOCUMENTS. Borrower has provided true and accurate copies of all documents and agreements relating to Borrower and its shareholders and there are no agreements existing between Borrower and its shareholders, except as provided to Lender;

          (f) COMPLIANCE WITH ARTICLES AND BY-LAWS. Neither the execution of this Agreement (or the consummation of the transactions contemplated hereby) nor compliance with the terms and provisions hereof or of any agreements, documents and instruments required of Borrower hereunder conflict with, result in a breach of or constitute a default under the terms, conditions or provisions of its (i) Articles of Incorporation or By-Laws or any amendments thereto, (ii) any agreement to which Borrower is a party or by which Borrower is bound or (iii) any law, regulation, order, writ, injunction or decree of any court or governmental agency or instrumentality having jurisdiction, which, with respect to (ii) and/or (iii) above, would have a material adverse effect on the financial condition or business operations of Borrower and its subsidiary, taken as a whole;

          (g) STATUTES. To the best of Borrower's knowledge after diligent inquiry, Borrower is in compliance in all material respects with all federal, state and local health, safety, building, zoning, environmental and other statutes, regulations and ordinances;

          (h) EMPLOYEE PENSION PLANS. To the best of Borrower's knowledge after diligent inquiry, any and all employee pension plans of Borrower are in compliance in all material respects with the terms and provisions of the Employee Retirement Income Security Act of 1974 and all other federal, state and local statutes, regulations and ordinances governing the establishment and administration of pension plans;

          (i) SUFFICIENCY OF REPRESENTATIONS AND WARRANTIES. None of Borrower's representations or warranties set forth in this Agreement or in any document or certificate taken together with any related document or certificate furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statements of a material fact or omits or will omit to state a material fact necessary to make any statement of fact contained herein or therein, in light of the circumstances under which it was made, not materially misleading;

          (j) SOLVENCY. Upon the execution and delivery of this Agreement and the consummation of any transactions contemplated herein, Borrower (i) will be able to pay its debts as they become due, (ii) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (iii) will own property having a value both at fair valuation and at fair saleable value in the ordinary course of Borrower's business greater than the amount required to pay its Indebtedness, including for this purpose, unliquidated and disputed claims;

          (k) NO REQUIRED APPROVALS. There are no governmental authorizations, permits, certificates, licenses, filings, registrations, approvals or consents or approvals or consents of or from the holder of any security of Borrower which must be obtained, received or made by Borrower for it lawfully to (i) make, execute and deliver this Agreement; or (ii) perform all of its obligations under this Agreement;

          (l) REGULATIONS G, U AND X. (i) Borrower is not now engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System); (ii) no part of the proceeds of any credit hereunder has been or will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock; and (iii) no part of the proceeds of any credit hereunder has been or will be used for any purpose that violates or which is inconsistent with the provisions of Regulations G, U or X of said Board of Governors;

              (m) FINANCIAL STATEMENTS AND PROJECTIONS. To the best of Borrower's knowledge, as of the date hereof, (i) the historical financial statements of Borrower and Guarantors, consisting of balance sheets as of December 31, 1991, December 31, 1992, December 31, 1993 and December 31, 1994 and related statements of income and expense for the fiscal years then ended, and the balance sheet of Borrower and Guarantors as of September 30, 1995 and related statement of income and expense for the 9-month period then ended, and (ii) the projected financial statements of Borrower and Guarantors for the fiscal year ending in 1996, copies of each of which have heretofore been delivered to Lender, present fairly the historical financial condition and performance of Borrower and Guarantors as set forth therein and the projected financial condition of Borrower and Guarantors based upon Borrower's and Guarantors' anticipated financial performance for such periods projected; provided however that, with respect to the projected financial statements, Borrower and Guarantors make no guarantee or promise that the projected financial results will occur and the projections are based upon certain assumptions which, although reasonable, may prove to be inaccurate;

              (n) NO TRADE NAMES. Borrower does not utilize any trade names, except as specified in EXHIBIT "A" attached hereto; and

              (o) TITLE. Borrower holds good and valid title to all of its real, personal and intangible property, free from any liens, mortgages, security interests and other similar encumbrances, except as permitted under subclauses 7.2(a)(i) and 7.2(a)(iii) hereof.

                                     ARTICLE III

                              COVENANTS

    SECTION 7.1. AFFIRMATIVE COVENANTS. Borrower covenants to Lender that so long as Borrower has any liability to Lender hereunder or under or with respect to the Line of Credit, the Letters of Credit, or any agreement, instrument or document executed in connection herewith or therewith, or so long as Lender may be obligated to make any advancement to Borrower, Borrower will:

         (a) PAYMENT OF DEBTS. Promptly pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges which may be lawfully levied, imposed or assessed upon Borrower or the properties, assets, income or profits of Borrower; provided, however, that Borrower shall have the right to contest in good faith any such tax, assessment, charge or levy by appropriate proceedings;

         (b) MAINTENANCE OF BOOKS. Keep accurate and complete books and records, and maintain the same at Borrower's principal office;

         (c) DEFENSE OF CLAIMS. Defend, or cause to be defended, at all times any adverse claim by a third party relating to the possession of or any interest in the assets of Borrower;

         (d) FINANCIAL/GOVERNMENTAL REPORTINGS. Furnish, or cause to be furnished, to Lender the following financial statements and other information at the indicated times:

         (i) ANNUAL FINANCIALS. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower and Guarantors, one (1) copy of the annual balance sheet, profit and loss statements, accounts receivable and accounts payable aging, reconciliations of net worth and a statement of changes in the financial position of Borrower and Guarantors, on consolidated and consolidating basis, as of and for the year then ended prepared and audited in accordance with generally accepting accounting principles applied on a consistent basis throughout the periods involved by an independent certified public account selected by Borrower and approved by Lender and accompanied by a standard unqualified opinion regarding such financial statements. Each annual audit shall be accompanied by a loan compliance certificate executed by each Obligor's Treasurer;

         (ii) QUARTERLY REPORTS. As soon as available and in any event within forty-five (45) days after the end of each quarter, one
                 (1) copy of the balance sheet, accounts receivable and accounts payable summary aging, reconciliations of net worth and profit and loss statements of Borrower and Guarantors, on consolidated and consolidating basis, as of the end of and for each such quarter prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved by the Treasurer of each Obligor and certified by the chief financial officers of each Obligor;

         (iii) ADDITIONAL REPORTS. From time to time upon request by Lender, as Lender may require, such further information regarding the business affairs, operations and financial conditions of any Obligor, including but not limited to accounting and management recommendations, if any, and certificates of no default under this Agreement;

         (iv) SEC FILINGS/PUBLIC STATEMENTS. Furnish to Lender copies of reports, registration statements and prospectuses filed by any Obligor with any securities exchange or with the Securities and Exchange Commission, or any governmental authority succeeding to any of its functions, and of all press releases and other statements made available generally by any Obligor to the public concerning material developments in the business of such Obligor.

    (e) AUDITS BY LENDER. Permit any authorized representative of Lender or its attorneys or accountants to make audits of Borrower and at reasonable times during normal business hours to inspect, examine or make copies of extracts of the books of account or records of Borrower; provided, however, so long as no Default or Event of Default has occurred and is continuing, Lender shall not make more than two (2) such audits during any twelve (12)-month period;

    (f) NOTICE OF THIRD PARTY CLAIMS. Give prompt written notice to Lender of any process or action taken or pending whereby a third party is claiming any adverse interest in excess of a value of One Million and no/100 Dollars ($1,000,000.00) in any of the assets of Borrower;

    (g) MAINTENANCE OF INSURANCE. Maintain the insurance required by this Agreement and, upon request by Lender, furnish to Lender evidence of such insurance coverage and payment of premiums therefor;

    (h) RECORDS MAINTENANCE. Store all valuable papers and records in a safe manner; i.e. in a manner designed to provide reasonable protection from theft, fire and other damage/destruction/loss;


    (i) PAYMENT OF LIABILITIES. Pay when due all Indebtedness in accordance with regular terms, except for claims contested in good faith by appropriate proceedings;

    (j) MAINTENANCE OF EXISTENCE. Maintain Borrower's existence in good standing in its state of incorporation and in each state in which Borrower believes it is required to be qualified as a foreign corporation;

    (k) COPIES OF MATERIAL AGREEMENTS. Provide to Lender, promptly upon its execution, a copy of each contract executed by Borrower which is material to the operation of Borrower's businesses and which is not executed in the ordinary course of Borrower's day-to-day business operations, and give prompt written notice to Lender of
(I) any act of default by Borrower under any existing or future contract, which default could have a material adverse effect on the financial condition or business operations of Borrower, or (II) any acceleration of any Indebtedness caused thereby;

    (l) COMPLIANCE WITH STATUTES. Comply with all applicable federal, state and local health, safety, building, zoning, environment and other statutes, regulations and ordinances in all material respects;

    (m) MAINTENANCE OF PROPERTY. Maintain Borrower's property, both real and personal, including plant and equipment, in as good a physical condition as it is in at the time of the execution of this Agreement, subject to ordinary wear and tear;

    (n) FURTHER ASSURANCES. From time to time upon the request of Lender, furnish to Lender information regarding arrangements involving transactions aggregating in excess of One Million and no/100 Dollars ($1,000,000.00) per year between Borrower and any of its suppliers and further assurances that Borrower has the financial and operational ability and capacity to perform its obligations thereunder;

    (o) PAYMENT OF COSTS AND EXPENSES. Pay Lender upon Lender's demand all reasonable costs and expenses incurred by Lender in connection with the preparation, negotiation, closing, administration and enforcement and collection of this Agreement and related instruments, agreements and documents, including but not limited to recording and UCC filing fees, UCC search fees, the fees and out-of-pocket expenses of Lender's legal counsel, and all audits (provided, however, so long as no Event of Default or Default has occurred and is continuing, such audit expense reimbursement shall be limited to one audit per 12-month period).

    (p) GENERAL INDEMNITIES. Indemnify and save Lender harmless from and against any and all claims, losses, damages, set-offs, counter-claims and expenses (including but not limited to attorneys' fees and costs) which Lender may sustain as a result of the transactions contemplated by this Agreement or because of the breach of or inaccuracy in any of the representations and warranties contained in this Agreement, in any other document executed in connection herewith or in any other written communication of Borrower to Lender in connection with the transactions contemplated hereby, whether or not any such inaccuracy was known by Borrower to be incorrect; provided, however, excluded from this indemnification are any and all such claims, losses, damages, set offs, counter-claims and expenses resulting from Lender's gross negligence or willful misconduct;

    (q) ENVIRONMENTAL INDEMNITY. Indemnify and save Lender harmless from and against any and all claims, losses damages, set-offs, counterclaims and expenses (including but not limited to attorneys' fees and costs) which Lender may sustain as a result of the breach of any covenant of Borrower contained in this Agreement with respect to compliance with environmental statutes, ordinances and regulations;

    (r) DEPOSITORY ACCOUNTS. Maintain Borrower's primary depository accounts with Lender;

    (s) INSOLVENCY. Maintain the financial condition of Borrower at all times at a level such that (i) Borrower would not be rendered insolvent if required to perform under the terms of the documentation evidencing the Line of Credit and Letters of Credit, (ii) Borrower's cash flow is adequate to perform its obligations under the documentation evidencing the Line of Credit and Letters of Credit and pay all other Indebtedness of Borrower as they become due, except any such Indebtedness being contested in good faith, and (iii) the assets of Borrower, valued on a fair saleable basis, are equal to or greater than the sum of all liabilities and contingent liabilities of Borrower;

    (t) NOTIFICATION OF CRIMINAL INVESTIGATION OR PROCEEDINGS. Notify Lender immediately in writing of the initiation of any criminal investigation or proceeding initiated by any federal, state or local agency, department, or instrumentality against (i) Borrower or (ii) any employee of Borrower, if such investigation or proceeding could have a material adverse effect on the financial condition, business operations or assets of Borrower;

    (u) DEBT SERVICE COVERAGE. Maintain, on a consolidated basis for Borrower and its subsidiary, a ratio of (A) net income; plus interest expense, depreciation and amortization; minus distributions to shareholders; to (B) interest expense; plus Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00); calculated as of the end of each applicable calendar year, with respect to the twelve (12)-month period ending with such year-end, as follows:

    CALENDAR YEAR ENDING                    MINIMUM RATIO
    --------------------                    -------------
    December 31, 1995                         .3 to 1.0

    December 31, 1996                        1.2 to 1.0
    and December 31, 1997


    (a) MINIMUM TANGIBLE NET WORTH. Maintain, on a consolidated basis for Borrower and its subsidiary, a Tangible Net Worth, as of the end of each calendar quarter, of at least the applicable amount indicated below:


    CALENDAR QUARTER ENDING                   AMOUNT
    -----------------------                   ------


    December 31, 1995 through
     September 30, 1996                     $19,000,000

    October 1, 1996 through
     September 30, 1997                     $23,500,000

    October 1, 1997 through
     March 31, 1998                         $28,500,000



    (w) MAXIMUM TOTAL LIABILITIES TO TANGIBLE NET WORTH. Maintain, on a consolidated basis for Borrower and its subsidiary, as of the end of each calendar quarter, a ratio of (A) all liabilities to (B) Tangible Net Worth of not more than the applicable ratio indicated below:

    CALENDAR QUARTER ENDING                   AMOUNT
     -----------------------                  ------


    December 31, 1995 through
     September 30, 1996                       2.3 to 1

    October 1, 1996 through
     September 30, 1997                       2.0 to 1

    October 1, 1997 through March 31, 1998    1.5 to 1

    (x) MATERIAL INDIVIDUAL ACQUISITION AND PROJECT DEVELOPMENT EXPENDITURE. Permit Lender to review, prior to Borrower's incurring any liability therefor, each proposed material [i.e., involving in excess of One Million and no/100 Dollars ($1,000,000.00)] individual acquisition (excepting purchases of inventory and equipment in the ordinary course of business) or project development expenditure; and

    (y) COMMITMENT/FACILITY FEE. On the date of execution hereof, pay to Lender Twenty-Five Thousand and no/100 Dollars ($25,000.00) as a facility fee with respect to the amended and restated financing facility governed hereby. Such payment shall be in addition to the commitment/facility fee paid by Borrower to Lender pursuant to the Prior Credit Agreement.

     1.  NEGATIVE COVENANTS.  In addition to the Affirmative Covenants in
Section 7.1 of this Agreement, Borrower covenants to Lender that so long as Borrower has any liability to Lender hereunder or under or with respect to the Line of Credit, Letters of Credit or any agreement, instrument or document executed in connection herewith or therewith, or so long as Lender may be obligated to make any advancement to Borrower, then Borrower will not, without the written consent of Lender:

         (a) NO OTHER LIENS. Create or permit to exist any lien, mortgage, pledge, security interest or other encumbrance on any property, right or asset now owned or hereafter acquired by Borrower, except for (i) liens of taxes and assessments not delinquent or contested in good faith (with appropriate reserves maintained by Borrower therefor), (ii) any liens and security interests which may be held by Lender and (iii) purchase-money security interests with respect to equipment acquisitions [subject to the limitations set forth in paragraph 8.1(m) and 8.1(n)]. In addition, Borrower agrees that Borrower shall execute, upon request of Lender, and Lender may record or file in the public records, such additional written evidence of this negative covenant as Lender may from time to time deem necessary or advisable;

         (b) NO TITLE RETENTION AGREEMENTS. Acquire or agree to acquire any kind of property under conditional sales or other title retention agreements, except as permitted under subclause (iii) of paragraph 7.2(a).

         (c) NO DISPOSITION OF ASSETS. Sell, assign, lease or otherwise transfer any of its assets, except in the ordinary course of business;

         (d) NO GIFTS. Directly or indirectly make (i) any loan, gift, distribution, transfer or advance of cash or other real, personal or intangible property, except for charitable contributions not inconsistent with historic practices of Borrower, or (ii) any transfer of any other benefit or thing of value to any Person except for fair value received by Borrower;

         (e) PAYMENTS TO AFFILIATES. Directly or indirectly make any payment or transfer to any Affiliate, except for dividend payments and except for the reasonable, ordinary and necessary salaries, wages, commissions and fringe benefits paid to officers and employees of Borrower;

         (f) NO EQUITY REDEMPTION. Make any payment for the purchase, redemption or retirement of any equity interest in Borrower, except pursuant to the Family Agreement and except pursuant to Borrower's Stock Bonus Plan;

         (g) NO INDEBTEDNESS. Except to the extent no default would result under Section 8.1(m) hereof, incur any Indebtedness other than (I) the accrual of normal operating expenses and taxes or (II) the incurrence of trade payables, all in the incurrence of indebtedness in the ordinary course of business consistent with historical practices of Borrower;

         (h) NO SURETY OBLIGATIONS. Assume, guarantee or otherwise become liable as a guarantor or surety for the obligation of any Person except in connection with the endorsement of checks for deposit in the ordinary course of business and other similar collection transactions in the ordinary course of business and except as a guarantor of obligations of the majority-owned subsidiary of Borrower incurred by such subsidiary in the ordinary course of business;

    (i) NO ADVERSE CHANGE. Take any action, allow any event to occur or permit a condition to exist which could materially and adversely effect any Borrower's ability to complete its obligations under the terms of this Agreement and related documentation;

    (j) NO CHANGE IN BUSINESS. Make any material change in the nature of each Borrower's current business;

    (k) NO INVESTMENTS. Make investments (whether by acquiring stock, debentures or other instruments), in any Person, except (I) for investments in money-market funds, treasury bills and other government securities with a maturity of not more than one hundred eighty (180) days, (II) direct or indirect investments in corporate stock pursuant to the Family Agreement; (III) stock purchases pursuant to the Borrower's Stock Bonus Plan; (IV) investment in the Partnership pursuant to the Family Agreement; (V) investment in Borrower's majority-owned subsidiary; (VI) investments made through Lender's investment services/arrangements; and (VII) investments made with the prior written consent of Lender; or

    (l) NO OTHER NEGATIVE PLEDGE. Make any negative pledge agreement or covenant [similar or identical to any one or more of the covenants set forth in paragraph 7.2(a) above] in favor of or enforceable by any Person other than Lender.

                                     ARTICLE III

                            EVENTS OF DEFAULT AND REMEDIES

         SECTION 8.1. EVENTS OF DEFAULT. Any one (l) or more of the following shall constitute an Event of Default:


         (a) PAYMENT DEFAULT. Failure to pay when due, or within ten (10) days thereafter, any principal of or interest on the Line of Credit or any Letter of Credit;

         (b) OTHER PAYMENT DEFAULTS. A failure to pay or cause to be paid, as applicable, upon demand or when due, or within ten (10) days thereafter, any other amount payable under or with respect to any of the Line of Credit Note, Letters of Credit application/agreements, Guaranties or this Agreement or any other documents executed in connection therewith or herewith;

         (c) COVENANT DEFAULT. Failure to observe or perform any agreement or covenant contained in this Agreement or the Guaranties that does not constitute an Event of Default under another paragraph of this Section 8.1; provided, however, if such nonobservance or nonperformance is of a nature which , in the reasonable determination of Lender, can be cured within a thirty (30)-day period, then Borrower shall have thirty (30) days, after receipt from Lender of notice of such nonperformance or nonobservance, to cure such nonobservance or nonperformance.

         (d) REPRESENTATIONS AND WARRANTIES. Untruth, in any material respect and at the time made, of any warranty, representation, certification or statement contained in this

    Agreement, in any Guaranty or in any promissory note, certification or other agreement or document executed or delivered in connection herewith;

         (e) DISSOLUTION. Dissolution, liquidation or termination of the business of any Obligor;

         (f) ASSIGNMENT FOR BENEFIT OF CREDITORS. Assignment by any Obligor for the benefit of its creditors;

         (g) APPOINTMENT OF RECEIVER. Appointment of a receiver or a trustee for any Obligor or any of its assets;

         (h) INVOLUNTARY BANKRUPTCY. The filing of an involuntary petition for relief under the United States Bankruptcy Code against any Obligor and the failure of such Obligor to obtain a dismissal of such petition within sixty (60) days;

         (i) VOLUNTARY BANKRUPTCY. The filing by any Obligor of a voluntary petition for relief under the United States Bankruptcy Code;

         (j) DEFAULT UNDER SECURITY AGREEMENT OR OTHER AGREEMENTS. The occurrence of any default [other than a payment default described under paragraph 8.1(b) above] under the Security Agreement or any other agreement, instrument or document executed in connection herewith, and a failure to cure such default within the applicable cure period specified therein, if any;

         (k) MATERIAL ADVERSE CHANGE. Any adverse change in the financial or operating condition of any Obligor which could reasonably be expected to have a material adverse effect on the ability of such Obligor to meet its obligations under or with respect to the Line of Credit or any Letter of Credit;

         (l) CHANGE IN CONTROL. The majority voting control of Borrower no longer being vested in Russell C. Best;

         (m) OTHER INDEBTEDNESS. The incurring by any Obligor(s) of any indebtedness (e.g., for borrowed money or lease obligations) to any Person(s) other than Lender, without the prior written consent of Lender, if at any time the outstanding amount of such indebtedness (e.g., principal and accrued interest) for all Obligors in the aggregate exceeds Two Million and no/100 Dollars ($2,000,000.00);

              (n) CAPITAL EXPENDITURES. The making by any Obligor(s) of capital expenditures in any fiscal year, without the prior written consent of Lender, if the aggregate capital expenditures for all Obligors with respect to such fiscal year exceeds Seven Million Five Hundred Thousand and no/100 Dollars ($7,500,000.00); and

         (o) REVOCATION OF ANY GUARANTY. The revocation by any Guarantor of its Guaranty.

    SECTION 8.2. REMEDIES OF LENDER. After an Event of Default, at the option of Lender and without notice or demand to Borrower, the Line of Credit and all amounts payable with respect to the Letters of Credit shall become immediately due and payable and Lender shall be entitled to exercise, in addition to other available rights and remedies, its rights as a secured party under the Security Agreement. If any Default occurs and is continuing, then Lender shall not be required to make any further advancement under the Line of Credit, or to issue any additional Letter of Credit, anything contained herein to the contrary notwithstanding.

    SECTION 8.1. INJUNCTIVE RELIEF. Borrower recognizes that in the event Borrower fails to perform, observe or discharge any of its obligations under this Agreement or any other documents executed in connection herewith, remedies at law may not provide complete and adequate relief to Lender, and Borrower agrees that Lender, in such case, shall be entitled to temporary and permanent
injunctive relief without the necessity of proving actual damages.   SECTION
8.4. REMEDIES CUMULATIVE. All rights and remedies of Lender herein specified are cumulative and in addition to, not in limitation of, any rights and remedies which it may have by law or at equity.

                                 ARTICLE IX
                              GENERAL PROVISIONS

    SECTION 9.1. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and assignors of Lender and Borrower provided that no assignment or alienation of any rights or obligations of Borrower against Lender hereunder shall be effective without the prior written consent of Lender.

    SECTION 9.2. NO THIRD-PARTY BENEFICIARIES. Nothing contained herein shall be deemed or construed to create an obligation on the part of Lender to any third party, and no third party shall have a right to enforce against Lender any rights which Borrower may have under this Agreement.

    SECTION 9.3. NO WAIVER. No waiver by Lender of the breach of any term, condition, warranty, representation, covenant or agreement contained herein or in any agreement, instrument, guaranty or document delivered in connection herewith shall be considered as a waiver of the same default in the future or any other default and no delay or omission by Lender in exercising any right or remedy hereunder shall impair any such right or remedy or be construed as a waiver of any default notwithstanding any other act taken or not taken by Lender after such delay or omission. The inclusion of deadlines and the reference to dates later than the maturity of any obligation shall not by implication or otherwise obligate Lender to renew or extend any maturity.

    SECTION 9.4. WAIVER OF PRESENTMENT. Borrower waives presentment, demand and protest and notice of presentment, maturity, release, compromising settlement, extension or renewal of any or all commercial paper, accounts receivable, contract rights, documents, instruments, chattel paper and guaranties at anytime held by Lender on which Borrower may be liable in any way.

    SECTION 9.5. AMENDMENTS. Any modification of or amendment to this Agreement shall be ineffective unless in writing and signed by the duly authorized representative of the party against whom the modification or amendment is sought to be enforced.

    SECTION 9.6. RIGHTS OF LENDER. Lender shall have no obligation with respect to the application of the proceeds of the Line of Credit, and Lender may from time to time without notice to or the consent of Borrower (a) release any collateral, (b) release any guaranty, (c) release, modify or compromise any liability of any Obligor(s) the terms thereof, and (d) apply any amounts paid to Lender in such order of application and with such marshalling of security as Lender may, in its sole discretion, determine appropriate. The liability of Borrower shall not be released in part or in whole by reason of the foregoing, the addition of co-makers, endorsers, guarantors or sureties, or a failure to perfect any security interest or lien in any collateral or a failure to proceed in any particular manner with respect to any collateral.

    SECTION 9.7. SURVIVAL OF INDEMNITIES. All indemnities from Borrower to Lender shall survive any termination of this Agreement.

    SECTION 9.8. INVALIDITY OF ANY PROVISION. If any provision of this Agreement or of any other document executed in connection herewith is held invalid or unenforceable, the remainder of this Agreement or such other documents and the application of such provisions to other persons or circumstances will not be affected hereby and the provisions of this Agreement and such other documents will be severable in such instance.

    SECTION 9.9. NOTICES. Unless otherwise specific any notice, demand, waiver or other communication required or permitted hereunder shall be in writing and shall be deemed effective when (a) mailed by certified or regular United States mail, postage prepaid with return receipt requested or (b) sent by an overnight carrier which provides for a return receipt, if to Borrower at 6161 East 75th Street, Indianapolis, Indiana 46250, Attention: Russell C. Best, or to Lender at 1800 Capital Center South, 201 North Illinois Street, Indianapolis, Indiana 46204, Attention: D. Brett Bontrager, or at such other addresses as either Borrower or Lender may from time to time specify by written notice to the other. Any written notice required to be given by Lender of a sale, lease, other disposition of any collateral or any other intended action by Lender, deposited in the United States Mail postage prepaid duly addressed as specified above not less that ten (10) days prior to such proposed action or, if sent by overnight carrier, five (5) days prior to such proposed action, shall constitute commercially reasonable and fair notice to Borrower of same.

    SECTION 9.10. PRIOR AGREEMENTS. This Agreement replaces and supersedes any inconsistent provisions of any agreements heretofore made by Lender and Borrower. In the event of any conflict between the terms of this Agreement and any other agreement, instrument or document executed in connection herewith, such terms shall, to the fullest extent reasonably possible, be construed to be complementary. However, if such terms cannot be construed as complementary, then the terms of this Agreement shall govern.

    SECTION 9.11. GOVERNING LAW. This Agreement has been entered into and shall be governed by and construed in accordance with the laws of the State of Indiana.

    SECTION 9.12. CAPTIONS. The captions or headings herein have been inserted solely for the convenience of reference and in no way define or limit the scope, intent or substance of any provision of this Agreement. Whenever the context requires or permits the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.

    SECTION 9.13. AMENDMENT/RESTATEMENT. As of the effective date hereof, this Agreement amends, restates, supersedes and replaces the Prior Credit Agreement. Performance required of any party under the Prior Credit Agreement with respect to the period prior to such effective date shall not be affected or waived hereby. The representations and warranties of Borrower hereunder shall be deemed made as of each of February 15, 1995, December 31, 1995 and the date of execution hereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and the year first above written.
                        BEST LOCK CORPORATION

                        By:/s/ Stephen J. Cooper, Treasurer

                             "Borrower"

                        THE HUNTINGTON NATIONAL BANK OF INDIANA


                        By:/s/ D. Brett Bontrager

                             Assistant Vice President

                             "Lender"

STATE OF INDIANA        )
                        ) SS:
COUNTY OF MARION        )


    Before me, a Notary Public in and for such County and State, personally appeared Stephen J. Cooper, the Treasurer of Best Lock Corporation, who, after having been duly sworn, acknowledged the execution of the foregoing Credit Agreement as the duly authorized officer of, and for and on behalf of, such corporation.

    WITNESS, my hand and Notarial Seal this 11th day of March, 1996.

                                       /s/ Charlene F. Lawhorn
                                       Notary Public

My Commission Expires:                 My County of Residence:

___10/16/96____________________        __Marion__________________





STATE OF INDIANA        )
                        ) SS:
COUNTY OF MARION        )


    Before me, a Notary Public in and for such County and State, personally appeared D. Brett Bontrager, an Assistant Vice-President of The Huntington National Bank of Indiana, who, after having been duly sworn, acknowledged the execution of the foregoing Credit Agreement as a duly authorized officer, and for and on behalf of, such banking association.

    WITNESS, my hand and Notarial Seal this 11th day of March, 1996.

                                       /s/ Charlene F. Lawhorn
                                       Notary Public

My Commission Expires:                 My County of Residence:

___10/16/96____________________        __Marion__________________